Exhibit (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of
Common Stock
of
Epolin, Inc.
at
$0.22 Per Share of Common Stock
Pursuant to the Offer to Purchase
Dated May 8, 2012
by
Polymathes Acquisition I Inc.
a wholly owned subsidiary of
Polymathes Holdings I LLC

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated May 8, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitutes the “Offer”) relating to the Offer by Polymathes Acquisition I Inc., a New Jersey corporation (“Purchaser”) and wholly owned subsidiary of Polymathes Holdings I LLC, a New Jersey limited liability company (“Parent”), to purchase all outstanding shares of common stock, no par value per share (the “Shares”), of Epolin, Inc., a New Jersey corporation (“Epolin”), at a price of $0.22 per share, to the seller in cash, without interest, for each outstanding Share (such price, or any higher price per share as may be paid pursuant to the Offer, is referred to in this letter as the “Offer Price”) less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US (OR OUR NOMINEES) AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.
The purchase price offered by the Purchaser is $0.22 per share, paid to the seller in cash without interest, for each outstanding Share less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer to Purchase.

2.	The Offer is being made for all outstanding Shares.

3.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 14, 2012 (the “Merger Agreement”), among the Parent, the Purchaser and Epolin, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Epolin, with the surviving entity, Epolin, becoming a direct wholly owned subsidiary of the Parent (the “Merger”). In the Merger, each outstanding Share (other than Shares owned by the Parent and the Purchaser, by Epolin as treasury stock or by stockholders, if any, who are entitled to and properly exercise appraisal rights under New Jersey law) will be converted into the right to receive the Offer Price in cash, without interest thereon.

4.
At a meeting held on March 5, 2012, the board of directors of Epolin unanimously (i) determined that the Offer and the Merger are advisable, fair to and in the best interests of Epolin and its stockholders; (ii) approved the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement; and (iii) recommended that the stockholders of Epolin accept the Offer and tender their Shares in the Offer and if, required by applicable law, vote for the adoption of the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement.

5.	THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 PM, NEW YORK CITY TIME, AT THE END OF JUNE 12, 2012, UNLESS THE OFFER IS EXTENDED BY THE PURCHASER.
6.
The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer (as extended in accordance with the Merger Agreement) that number of Shares which, when added to any shares owned by Purchaser and Parent, or with respect to which Purchaser and Parent have, directly or indirectly, voting power, represents at least fifty-one percent (51%) of the then issued and outstanding Shares (on a fully diluted basis).  The Offer is also conditioned upon the satisfaction of other conditions set forth in Section 14 “Certain Conditions of the Offer” of the Offer to Purchase.

7.
Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary (as defined below. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and adequate documentation of the exemption is provided to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 5 of the Letter of Transmittal.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf before the expiration of the Offer.

If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE SCHEDULED EXPIRATION OF THE OFFER.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by Securities Transfer Corporation (the “Depositary”) of (a) Share certificates (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)), (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR THE SHARES TENDERED, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
All Outstanding Shares of
Common Stock
of
Epolin, Inc.
by
Polymathes Acquisition I Inc.
a wholly owned subsidiary of
Polymathes Holdings I LLC

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated May 8, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal relating to shares of common stock, no par value per share, (the “Shares”), of Epolin Inc., a New Jersey corporation.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED:*

SIGN HERE

______________________________
(Signature(s))

______________________________
Please Type or Print Name(s)

_______________________________
Please type or Print Name(s)

_______________________________
Area Code and Telephone Number

_______________________________
Tax ID Number or Social Security Number

Dated:
*Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.